Exhibit 10.8

FIRST AMENDMENT TO
PLAINS AAP, L.P. CLASS B
RESTRICTED UNITS AGREEMENT
This First Amendment to Plains AAP, L.P. Class B Restricted Units Agreement (this “Amendment”) is entered into effective as of the 25th day of August, 2016 (the “Effective Date”) by and between Plains AAP, L.P., a Delaware limited partnership (the “Partnership”) and WCW (Willie) Chiang (“Executive”).
RECITALS
WHEREAS, the Partnership and Executive have previously entered into that certain Plains AAP, L.P. Class B Restricted Units Agreement dated August 24, 2015 (such agreement being herein referred to as the “Class B Agreement”).
WHEREAS, in connection with the pending simplification transaction involving certain affiliates of the Partnership and the proposed distribution reduction previously announced by Plains All American Pipeline, L.P., on the Effective Date the Board of Directors of Plains All American GP LLC approved certain modifications to the terms of the Class B Agreement, and Executive and the Partnership desire to enter into this Amendment for the purpose of evidencing such mutually beneficial amendments to the Class B Agreement.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and Executive hereby agree as follows, effective as of the Effective Date (it being further agreed that any capitalized term used herein but not defined shall have the meaning given such term in the Class B Agreement):

1.	Deletion and Modification of Certain Defined Terms Section 1.2 is hereby modified as follows:

a.	The defined terms “Capital Call,” “Capital Call Amount,” and “Exchange Act” are hereby deleted in their entirety;

b.	The defined term “Conversion Factor” is hereby deleted and replaced in its entirety as follows:
“Conversion Factor” means 0.9413316.

c.	The term “Partnership Distribution” is hereby deleted and replaced in its entirety as follows:

“Partnership Distribution” means, with respect to a particular fiscal quarter, the total amount of distributions to be made by the Partnership pursuant to Section 4.1 of the Partnership Agreement.

2.	Modifications to Section 2.2(b). Section 2.2(b) of the Class B Agreement is hereby deleted and replaced in its entirety as follows:

a.	Earned Units. The Partnership and Executive acknowledge and agree that the Granted Units shall become Earned Units as follows:

(i)
50% will become Earned Units on the first date subsequent to March 31, 2017 upon which the MLP pays a quarterly distribution of at least $0.55 per MLP Common Unit ($2.20 annualized) and the MLP generates distributable cash flow (“DCF”) of $1.5 billion or more on a trailing four quarter basis;

(ii)	25% will become Earned Units on the first date subsequent to March 31, 2017 on which the MLP pays a quarterly distribution of at least $0.625 per MLP Common Unit ($2.50 annualized); and

(iii)	25% will become Earned Units on the first date subsequent to March 31, 2017 on which the MLP pays a quarterly distribution of at least $0.70 per MLP Common Unit ($2.80 annualized).
For purposes of the performance threshold set forth in Clause (b)(1) above, the referenced DCF level will be subject to adjustment as determined by the Chief Executive Officer of the Company in his sole discretion to account for significant asset sales (and if at such time the Executive is the Chief Executive Officer of the Company, the determination as to whether there shall be any such adjustment shall be made by the Board in its sole discretion). Once a Granted Unit has become an Earned Unit pursuant to this Agreement, the Earned Unit shall remain an Earned Unit thereafter until it either becomes a Vested Unit or is purchased by the Partnership pursuant to the exercise of its Call Option.

3.	Deletion of Section 2.4. Section 2.4 of the Class B Agreement is hereby deleted in its entirety.

4.	Amendment of Section 2 of Exhibit A. Section 2 of Exhibit A to the Class B Agreement is hereby deleted and replaced in its entirety as follows:

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2.    Partnership Call Option. Upon the occurrence of a Call Event, the Partnership, at its option (exercisable at any time during the 60-day period following the date of such Call Event), may (but the Partnership shall have no obligation to) purchase all (or any portion elected by the Partnership in its sole discretion) of the Earned Units held by Executive (or by Executive’s estate), for a purchase price per Earned Unit equal to the Call Value at the time of the Call Event. If the Partnership wishes to exercise the Call Option granted herein, it must provide written notice within such 60-day period to Executive (or his estate) specifying the number of such Earned Units it elects to purchase. Within 10 days after the exercise of the Call Option by the Partnership, the Executive (or estate) shall deliver the certificates, if any, representing the applicable Earned Units to the Partnership, duly endorsed and together with appropriate assignment and transfer instruments, free and clear of all adverse charges, liens, claims and encumbrances, in consideration for the purchase price specified above to be paid by the Partnership in the form of a single, lump sum cash payment from the Partnership; provided, however, that the Partnership may, in its sole discretion, elect to pay all or any portion of such consideration by exchanging a designated number of such Earned Units for a number of Common Units of the MLP that is equal to the product of (a) the applicable number of Earned Units and (b) the Conversion Factor. Delivery of the Earned Units and related transfer and assignment instruments by the holder shall constitute a representation to the Partnership that such Earned Units are free and clear of all adverse charges, liens, claims and encumbrances. If the Partnership does not timely exercise its Call Option, the Earned Units shall become Vested Units at the end of the period for exercising the Call Option. If the Partnership exercises its Call Option and pays all or any portion of the consideration payable in connection therewith in the form of Common Units of the MLP, the Partnership agrees to use commercially reasonable efforts to cause the resale by Executive of such Common Units to be covered by a shelf registration statement of the MLP.
Except as amended by this Amendment, the Class B Agreement shall remain in full force and effect according to its terms. The undersigned hereby execute this Amendment to be effective for all purposes as of the Effective Date.

PARTNERSHIP:

Plains AAP, L.P.
By:	Plains All American GP LLC

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President

EXECUTIVE:

/s/ WCW (Willie) Chiang
WCW (Willie) Chiang

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